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                                                                   EXHIBIT 16.1






                                 January 5, 2001





Edward S. Swalm
Swalm, Thomas & Associates, PLLC
4975 Preston Park Blvd., Suite 340
Plano, TX  75093

Dear Ed,

         Following is the Form 8-K that we have filed with the Securities and Exchange Commission today. We request that you review the disclosures that we have filed with the Commission and furnish us with a letter addressed to the Commission stating whether you agree with the statements made by us in this filing. If you do not agree with these statements, please state the respects in which you do not agree.

Thank you for your cooperation in this matter.


                                            Sincerely,



                                            Steve Brown
                                            Vice President Finance

SB:sas
Encl.